Delisting Determination,The Nasdaq Stock Market, LLC,
March 12, 2019, Reebonz Holding Limited. The Nasdaq
Stock Market, Inc. (the Exchange) has determined to remove from listing the warrant of Reebonz Holding Limited
(the Company), effective at the opening of the trading session on March 22, 2019. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2. The Company was notified of the Staffs determination on December 20, 2018.
The Company appealed the determination
to a Hearing Panel. Upon review of the information provided by the Company, the Panel issued a decision dated
February 25, 2019, granting the Company continued listing pursuant to an exception that included several milestones that the Company was required to meet, towards the goal of regaining compliance with Listing Rule IM-5101-2.
The Company did not appeal the Staff determination to the Hearings Panel, and the Staff determination to delist the warrant became final on February 27, 2019.